COMMERCIAL VEHICLE GROUP, INC.
2005 BONUS PLAN

Formula for Participants:

Bonus = (BF1xBF2xBF3)

Bonus Factor (BF) 1 is the factor awarded to participants in the plan (percent of base salary).

Bonus Factor (BF) 2 makes up 50% of the bonus calculation and is defined differently for each level of participation as outlined below. The threshold level for a payout is based on the minimum acceptable performance of the company and/or individual business operation and is set at 90% of the current year target for Net Income and /or EBITDA. Achieving 90% of the current year target for Net Income and/or EBITDA would result in an 80% payout. There are no limits on the maximum potential payout. Both Net Income and EBITDA performance for the year shall be calculated after all applicable bonus expenses for the year are reflected and accrued at the end of the current year. In the event that a business does not attain its threshold target for the year, at the end of the current year, bonuses for that particular business will be suspended or prorated as appropriate.

BF2 for participants in the plan will be measured as follows: Executive Management will be based on 100% Net Income for CVG, Inc. Divisional Management will be based on 60% Net Income of CVG, Inc. and 40% Global Growth/Sales for CVG, Inc. Operations Management will be based on 50% Net Income of CVG, Inc. and 50% EBITDA relative to their business.

Bonus Factor (BF) 3 makes up the remaining 50% of the bonus calculation and consists of a mix of measurements specific to each participant’s responsibilities and to reflect the results necessary for continued growth. BF3 Goals will be in support of operating targets for the 2005 business plan in each participant’s functional area. Unless otherwise noted, BF3 factors are equally weighted and results are combined as an average to calculate this factor. Objectives for each position are mandatory and assigned through the performance appraisal process as the business dictates. They must be critical to the company’s immediate and long-term priorities and represent a significant effort on the individual’s part. They should be measurable and must be approved by the individual’s immediate manager; subject to final CFO and CEO approval. BF3 factors for the Executive Management will be submitted to the compensation committee and updated on a quarterly basis, as needed.

The BF3 portion of each individual’s incentive calculation shall be limited to their related BF2 measurement unless otherwise specified and approved by the CEO, CFO and/or the compensation committee, as applicable. For example, if the participant’s BF2 formula presents a payout of 110% for the given year (via Net Income and/ or EBITDA), the maximum BF3 potential for any individual may be limited to 110%. Management and the compensation committee reserve the right to review, approve and adjust, at its discretion, all BF3 percentages for all incentive plan participants.